Exhibit 99.3

TITAN INTERNATIONAL, INC.
Offer to Increase Conversion Rate
Upon Conversion of
Any and All of its Outstanding
5.25% Senior Convertible Notes due 2009
(CUSIP No. 88830MAA0)
into Shares of Common Stock
Dated January   , 2007

This Conversion Offer will expire at 5:00 p.m., New York City time, on     , February   , 2007, unless extended or earlier terminated (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of Convertible Notes (as defined below) must surrender their Convertible Notes for conversion on or prior to the Expiration Date to receive the Conversion Consideration (as defined below).

January   , 2007

To Our Clients:

Enclosed for your consideration is a Conversion Offer Prospectus, dated January   , 2007 (the “Conversion Offer Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal” and, together with the Conversion Offer Prospectus, the “Conversion Offer Documents”) relating to the offer (the “Conversion Offer”) by Titan International, Inc., an Illinois corporation (the “Company”), to increase the conversion rate upon the conversion of any and all of its 5.25% Senior Convertible Notes due 2009 (the “Convertible Notes”), into shares of the Company’s common stock, no par value (the “Common Stock”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Letter of Transmittal.

The consideration offered for the Convertible Notes converted pursuant to the Conversion Offer shall be an increase in the conversion rate currently in effect. The Convertible Notes are currently convertible at a conversion rate of 74.0741 shares of common stock per $1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately $13.50 per share. Holders that validly surrender their Convertible Notes for conversion will receive a conversion rate of 81.0 shares of Common Stock per $1,000 principal amount of notes, subject to adjustment, which is equivalent to a conversion price of approximately $12.35 per share (the “Conversion Consideration”). The Company is not required to issue fractional shares of Common Stock upon conversion of the Convertible Notes. Instead, the Company will pay a cash adjustment for such fractional shares based upon the closing price of the Common Stock on the business day preceding the settlement date. The “Settlement Date” in respect of any Convertible Notes that are validly surrendered for conversion is expected to be promptly following the Expiration Date. Holders surrendering their Convertible Notes for conversion after 5:00 p.m., New York City time, on the Expiration Date will not be eligible to receive the Conversion Consideration.

The Conversion Offer Documents and the other materials relating to the Conversion Offer are being forwarded to you as the beneficial owner of Convertible Notes carried by us for your account or benefit but not registered in your name. Any surrender of Convertible Notes for conversion may only be made by or through us and pursuant to your instructions. Therefore, the Company urges beneficial owners of Convertible Notes registered or held in the name of a broker, dealer, commercial bank, trust company or other nominee (or registered in the name of The Depository Trust Company (“DTC”) but credited to the account of such broker, dealer, commercial bank, trust company or other nominee that is a DTC participant) to contact such registered Holder or broker, dealer, commercial bank, trust company or other nominee promptly if they wish to surrender Convertible Notes for conversion pursuant to the Conversion Offer.

Accordingly, we request instructions as to whether you wish us to surrender your Convertible Notes for conversion with respect to any or all of the Convertible Notes held by or through us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to surrender your Convertible Notes for conversion, the entire aggregate principal amount of Convertible Notes will be surrendered, unless otherwise specified below. We urge you to read carefully the Conversion Offer Documents and the other materials provided herewith before instructing us to surrender your Convertible Notes for conversion.

Your instructions to us should be forwarded to us sufficiently in advance of the Expiration Date to permit us to surrender your Convertible Notes on your behalf and to ensure receipt by the Conversion Agent of the Letter of Transmittal and other required documents by the Expiration Date. The Conversion Offer will expire at 5:00 p.m., New York City time, on     , February      , 2007, unless extended or earlier terminated. Holders must surrender their Convertible Notes for conversion prior to 5:00 p.m., New York City time, on the Expiration Date to receive the Conversion Consideration.

Convertible Notes surrendered for conversion may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the Expiration Date. In addition, Convertible Notes surrendered for conversion may be validly withdrawn if the Convertible Notes have not been accepted after the expiration of 40 business days from January   , 2007. In the event of a termination of the Conversion Offer, the Convertible Notes surrendered for conversion pursuant to the Conversion Offer will be promptly returned to the surrendering Holders.

Your attention is directed to the following:

1. If you desire to surrender Convertible Notes that you beneficially own for conversion pursuant to the Conversion Offer and receive the Conversion Consideration, we must receive your instructions in ample time to permit us to surrender your Convertible Notes for conversion on your behalf on or prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Notwithstanding any other provision of the Conversion Offer, the Company’s obligation to accept Convertible Notes surrendered for conversion, and to pay the related Conversion Consideration is subject to, and conditioned upon, the satisfaction of the general conditions described in the section of the Conversion Offer Prospectus entitled “The Conversion Offer — Conditions to the Conversion Offer — General Conditions.”

The Company reserves the right, in its sole discretion, to waive any one or more of the conditions to the Conversion Offer at any time as set forth in the Conversion Offer Prospectus under the caption “The Conversion Offer — Conditions to the Conversion Offer.”

3. Any transfer taxes incident to the transfer of Convertible Notes from the surrendering Holder to the Company will be paid by the Company, except as provided in the Conversion Offer Documents. If you wish to have us surrender for conversion any or all of your Convertible Notes held by or through us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to surrender for conversion Convertible Notes registered in the name of DTC and credited to our account or the account of our nominee as a DTC participant.

IMPORTANT

The Letter of Transmittal (or a facsimile thereof), together with any Convertible Notes surrendered for conversion and all other required documents must be received by the Conversion Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date in order for Holders to receive the Conversion Consideration.

Alternatively, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Conversion Agent, electronically accept the Conversion Offer and surrender the Convertible Notes for conversion through DTC’s Automated Tender Offer Program (“ATOP”) as set forth under “The Conversion Offer — Procedures for Surrendering Convertible Notes for Conversion” in the Conversion Offer Prospectus. Holders surrendering their Convertible Notes for conversion by book-entry transfer to the Conversion Agent’s account at DTC can execute the surrender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the Conversion Offer must transmit their acceptance to DTC which will verify the acceptance and execute a book-entry delivery to the Conversion Agent’s account at DTC. DTC will then send an Agent’s Message to the Conversion Agent for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Conversion Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message.

INSTRUCTIONS
— TO BE COMPLETED BY CLIENT —

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Conversion Offer of the Company.*

This will instruct you to surrender for conversion the aggregate principal amount of Convertible Notes indicated below held by you for the account or benefit of the undersigned pursuant to the terms of and conditions set forth in the Conversion Offer Documents.

Aggregate Principal Amount of 5.25% Senior Convertible Notes due 2009 beneficially owned which are being surrendered for conversion*:

Signature(s): _ _

Name(s) (Please Print): _ _

Address: _ _

Zip Code: _ _

Area Code and Telephone No.: _ _

Tax Identification or Social Security No.: _ _

My Account Number With You: _ _

Date: _ _

*	If no aggregate principal amount of Convertible Notes is provided and this Instruction Form is signed in the space provided below, we are authorized to surrender for conversion the entire aggregate principal amount of such Convertible Notes in which we hold an interest through DTC for your account.

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